Exhibit 99.1

THE BANCORP NAMES NEW CHIEF OPERATING OFFICER

WILMINGTON, Del., July 1, 2019 –  The Bancorp, Inc. (“The Bancorp” or the “Company) (NASDAQ: TBBK) is pleased to announce that Gregor Garry, the current Chief Risk Officer (CRO) and Deputy Chief Operating Officer of the Company, has been named Executive Vice President, Chief Operating Officer (COO), succeeding Hugh McFadden. In this role, Greg will lead several key divisions of the Company, including Operations, Financial Crimes Risk Management, Enterprise Risk Management and Consumer Compliance. He will also continue to serve as the Company’s CRO until a successor is named.

Hugh will transition to an advisory role as the Company’s Senior Executive Advisor in connection with various operational functions at The Bancorp.

Greg joined The Bancorp in October 2014 as Vice President, Internal Audit where he became the primary architect and implementation manager of The Bancorp’s risk-based internal audit function. Throughout his tenure he was promoted to different positions including Chief Audit Executive responsible for the oversight of The Bancorp’s entire internal audit department, and Managing Director, CRO where he had oversight of a wide range of internal control functions related to enterprise-wide risk management, third-party risk management, and cybersecurity.

Greg also assumed responsibility for managing The Bancorp’s regulatory affairs and overseeing the remediation of regulatory issues. Prior to joining The Bancorp, he served as an Internal Audit Manager at The First National Bank in Sioux Falls, Sioux Falls, South Dakota.

“Greg has established himself as an important leader and contributor to our company,” says President and Chief Executive Officer Damian Kozlowski. “He embodies our core values, brings important risk management and operating expertise, and delivers great value to The Bancorp. His appointment as COO builds upon our commitment to team excellence and further enhances our Bancorp Community.”

About The Bancorp
The Bancorp, Inc. (NASDAQ: TBBK) is dedicated to serving the unique needs of non-bank financial service companies, ranging from entrepreneurial start-ups to those on the Fortune 500. The company’s subsidiary, The Bancorp Bank (Member FDIC, Equal Housing Lender), has been repeatedly recognized in the payments industry as the Top Issuer of Prepaid Cards (US), a top merchant sponsor bank and a top ACH originator. Specialized lending distinctions include SBA National Preferred Lender, a leading provider of securities-backed lines of credit, and one of the few bank-owned commercial vehicle leasing groups in the nation. For more information please visit www.thebancorp.com

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CONTACT:
Media Relations
Rachel Weiss, VP Marketing & Communications Manager
(302) 385-5410
rweiss@thebancorp.com

Investor Relations
Andres Viroslav, Director of Investor Relations
(215) 861-7990
aviroslav@thebancorp.com